Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Lee Quarles (314-694-2330) Danielle Stuart (314-694-2478)

          MONSANTO DELIVERS RECORD SECOND-QUARTER AND FIRST-HALF SALES; GROSS PROFIT UP
          14 PERCENT AND 25 PERCENT IN SECOND QUARTER AND FIRST HALF, RESPECTIVELY
          St. Louis – April 2, 2009

($ in millions)	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
Net Sales by Segment
Corn seed and traits	$2,078	$1,747	$2,706	$2,214
Soybean seed and traits	615	455	827	617
Cotton seed and traits	33	40	80	82
Vegetable seeds	209	206	366	336
All other crops seeds and traits	107	97	162	132
TOTAL Seeds and Genomics	$3,042	$2,545	$4,141	$3,381

Roundup and other glyphosate-based herbicides	$776	$982	$2,135	$1,990
All other agricultural productivity products	217	200	408	405
TOTAL Agricultural Productivity	$993	$1,182	$2,543	$2,395

TOTAL Net Sales	$4,035	$3,727	$6,684	$5,776

Gross Profit	$2,521	$2,211	$4,071	$3,250

Operating Expenses	$949	$748	$1,751	$1,404

Interest Expense (Income) – Net	$8	$(6)	$6	$(4)
Other Expense (Income) – Net	$32	$(203)	$58	$(184)

Net Income	$1,092	$1,129	$1,648	$1,385

Diluted (Loss) Earnings per Share	$1.97	$2.02	$2.96	$2.48
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	—	$(0.02)	$(0.02)	$(0.03)
Acquired In-Process R&D (Aly Participacoes Ltda.)	$0.19	—	$0.19	—
Solutia Claim Settlement	—	$(0.23)	—	$(0.23)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.16	$1.77	$3.13	$2.22

Effective Tax Rate (Continuing Operations)	29%	33%	27%	32%

Comparison as a Percent of Net Sales:	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
Gross profit	62%	59%	61%	56%
Selling, general and administrative expenses (SG&A)	13%	14%	16%	17%
Research and development expenses (excluding acquired in-process R&D)	7%	6%	8%	7%
Income from continuing operations before income taxes and minority interest	38%	45%	34%	35%
Net Income	27%	30%	25%	24%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“Through the first half of the year, we’ve done what we had committed to do:  We’ve preserved value across the portfolio, which has allowed us to lift gross profit by 25 percent, margins by 5 percent, and ongoing earnings by 41 percent. We’ve leveraged our SG&A while maintaining an R&D spend that will allow us to launch two major new products in 2010. That growth, combined with spending and working capital discipline, is keeping us on track for more than 20 percent growth in earnings for the full fiscal year and allowed us to maintain our $1.8 billion guidance for free cash generation.”

Operations Update
Monsanto reported record net sales of $4 billion for the second quarter of fiscal year 2009, which were 8 percent higher than sales in the same period in fiscal year 2008. Key drivers for the quarter were increased revenues from the company’s U.S. corn and soybean seeds and traits businesses. The results in the quarter were partially offset by lower volumes of Roundup agricultural herbicides. Last year Monsanto saw increased U.S. Roundup volumes in the second quarter ahead of an anticipated price increase. In 2009, sales have returned to more historical patterns, which mean the majority of U.S. branded Roundup volume will move to the third and fourth quarters.

Monsanto saw record sales of $6.7 billion in the first six months of the company’s fiscal year 2009. The year-to-date sales were 16 percent higher than sales in the same period in fiscal year 2008. Key contributors to the company’s growth included increased revenues from the company’s U.S. corn and soybean seeds and traits businesses, as well as higher Roundup sales in Brazil in the first quarter.

Monsanto reported net income of $1.1 billion in the second quarter of fiscal year 2009, down 3 percent from the same period last year. For the first six months of fiscal year 2009, Monsanto reported net income of $1.6 billion, which was 19 percent higher than net income of $1.4 billion realized in the first six months of fiscal year 2008. Both periods were affected by $162 million or $0.19 per share attributable to in-process research and development (IPR&D) charges related to the company's acquisition of Aly Participacoes Ltda. (Aly), which operates the sugarcane breeding and technology companies, CanaVialis S.A. and Alellyx S.A., based in Brazil. In the second quarter and first-half of 2008, Monsanto reported a gain of $210 million pre-tax, or $0.23 per share after-tax, as part of the company’s settlement of claims associated with Solutia’s emergence from bankruptcy.

The company’s selling, general and administrative expenses (SG&A) as a percent of sales in the quarter and for the first half of fiscal year 2009 was down by 1 percentage point. Research and development (R&D) as a percent of sales was up for the quarter and the first six months because of the high level of regulatory activity from bringing multiple new products toward launch and the integration of the De Ruiter vegetable seeds business.

Earnings per share (EPS) for the second quarter was $1.97 on an as-reported basis, and $2.16 on an ongoing basis. EPS for the first six months of fiscal year 2009 was $2.96 on an as-reported basis, and $3.13 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS see page 1).

Cash Flow
For the first half of fiscal year 2009, net cash provided by operating activities was $1.5 billion, compared with $1.9 billion in the same period of fiscal year 2008. Net cash required by investing activities was $359 million for the first half of fiscal year 2009, compared with $404 million for the same period of fiscal year 2008. As a result, free cash flow was more than $1.1 billion for the first half of fiscal year 2009, compared with approximately $1.5 billion for the same period in fiscal year 2008. (For a reconciliation of free cash flow, see note 1.) Free cash flow in the first half of 2009 reflected an improvement in net income which was offset by higher level of inventories. Net cash required by financing activities was $596 million for the first half of fiscal year 2009, compared with $142 million for the same period in fiscal year 2008. This reflects an increase in cash returned to shareowners in the form of higher dividends and share repurchases.

Outlook
Monsanto’s full-year 2009 EPS is expected to be in the range of $4.23 to $4.33 on a reported basis and in the range of $4.40 to $4.50 on an ongoing basis. (For a reconciliation of ongoing EPS, see note 1).

The company expects that its free cash flow for fiscal year 2009 will be approximately $1.8 billion. The company expects net cash provided by operating activities to be about $3 billion, and net cash required by investing activities to be approximately $1.2 billion for fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
Corn seed and traits	$2,078	$1,747	$2,706	$2,214	$1,412	$1,173	$1,815	$1,458
Soybean seed and traits	615	455	827	617	373	269	518	380
Cotton seed and traits	33	40	80	82	21	33	47	57
Vegetable seeds	209	206	366	336	115	113	195	177
All other crops seeds and traits	107	97	162	132	56	46	80	57
TOTAL Seeds and Genomics	$3,042	$2,545	$4,141	$3,381	$1,977	$1,634	$2,655	$2,129

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$1,212	$1,077	$1,277	$1,057
Unusual Items Affecting EBIT
IPR&D resulting from acquisition of Aly	$162	None	$162	None

The Seeds and Genomics segment consists of the company's global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto's Seeds and Genomics segment were $3 billion for the second quarter of fiscal year 2009, or 20 percent higher than sales in the same period last year.

During the second quarter of fiscal year 2009, the company realized increased revenue from its branded corn seed and traits business in the United States as well as from its U.S. soybean seed and traits business. This strong gain was somewhat offset by fewer planted acres for corn in Brazil because of drought conditions.

Monsanto’s results also reflect a pre-tax charge of $42 million that the company incurred against its ongoing earnings. The charge relates to Monsanto’s commitment to compensate a small number of farmers who experienced variable pollination and yield with three white corn hybrids in South Africa.

Growth in the quarter was also driven by the continued strong adoption of its higher-margin triple-stack corn technology in its U.S. corn seed brands. Monsanto estimates that its triple-stack corn technology could be grown on 33 million acres or 10 percent more acres in 2009 than the previous season despite an anticipated overall decline in acres planted to corn in the United States. Monsanto now estimates that its portfolio mix of the higher-margin triple-stack technology in its U.S. corn seed brands will be 70 percent.

Sales for the segment were also higher for the first six months of the 2009 fiscal year compared with sales in the same period last year. First-half segment sales were $4.1 billion, or 22 percent higher than first-half segment sales in fiscal year 2008. The key drivers for growth in the second quarter were also the primary contributors to growth in the first-half of the fiscal year.

Gross profit for the segment was also higher for the first six months of the 2009 fiscal year compared with the same period last year. Gross margins increased 1 percentage point in the period-over-period comparison to 64 percent. This increase was primarily driven by increased prices in U.S. corn and soybeans and a demand shift to higher margin triple-trait corn products.

Monsanto noted that it expects farmers to plant approximately 1.5 million acres of Genuity Roundup Ready 2 Yield soybeans across the Midwest this spring. The company now expects that Genuity Roundup Ready 2 Yield will be available on 7 million to 8 million acres for the product’s full-scale launch in 2010, or expanded from its initial estimate of 5 million to 6 million acres.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
Roundup and other glyphosate- based herbicides	$776	$ 982	$2,135	$1,990	$437	$478	$1,241	$965
All other agricultural productivity products	217	200	408	405	107	99	175	156
TOTAL Agricultural Productivity	$993	$1,182	$2,543	$2,395	$544	$577	$1,416	$1,121

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Second Quarter 2009	Second Quarter 2008	Six Months 2009	Six Months 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$326	$601	$999	$985
Unusual Items Affecting EBIT
Solutia Claim Settlement	None	$210	None	$210
EBIT from Discontinued Operations	$1	$11	$19	$20

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales for Monsanto's Agricultural Productivity segment were $993 million for the second quarter of fiscal year 2009, or 16 percent lower compared with sales in the same period last year. Lower volumes of Roundup and other glyphosate-based herbicides contributed to the results in the quarter. This was largely a timing effect, as our customers’ shipments were ahead of a pre-announced price increase in mid-February last year. In 2009, U.S. orders have returned to previous selling patterns with sales shifting back to third and fourth quarters when farmers use Roundup over the top of Roundup Ready acres. Additionally, results in the quarter were also affected by lower branded volumes of glyphosate due to the drought conditions in Latin America.

First-half segment sales were $2.5 billion or 6 percent higher than first-half segment sales in fiscal year 2008. Improved pricing of Roundup and other glyphosate-based herbicides globally and higher sales in Brazil were key drivers for growth in the first half of the fiscal year. These results were slightly offset by lower volumes of U.S. branded Roundup herbicides as a result of shipments returning to historical patterns this year.

Gross profit for the segment in the first six months was $1.4 billion or 26 percent higher than gross profit realized in the same period last year. The increase in the period related primarily to higher pricing of branded Roundup herbicides and sales in Brazil partially offset by timing of sales in the United States.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto's strategic initiatives, product performance and other matters related to the company's business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large- scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: http://www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: DEKALB, Genuity, Roundup Ready 2 Yield, and Roundup are trademarks of Monsanto Company and its wholly owned subsidiaries.

References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Feb. 28, 2009	Three Months Ended Feb. 29, 2008	Six Months Ended Feb. 28, 2009	Six Months Ended Feb. 29, 2008
Net Sales	$4,035	$3,727	$6,684	$5,776
Cost of Goods Sold	1,514	1,516	2,613	2,526
Gross Profit	2,521	2,211	4,071	3,250
Operating Expenses:
Selling, General and Administrative Expenses	522	529	1,072	985
Research and Development Expenses	265	219	517	418
Acquired In-Process Research and Development	162	—	162	1
Total Operating Expenses	949	748	1,751	1,404
Income From Operations	1,572	1,463	2,320	1,846
Interest Expense	26	32	49	66
Interest Income	(18)	(38)	(43)	(70)
Solutia-Related Income	—	(204)	—	(187)
Other Expense – Net	32	1	58	3
Income From Continuing Operations Before Income Taxes and Minority Interest	1,532	1,672	2,256	2,034
Income Tax Provision	440	552	616	657
Minority Interest Expense (Income)	1	(1)	3	6
Income From Continuing Operations	1,091	1,121	1,637	1,371
Discontinued Operations:
Income From Operations of Discontinued Businesses	1	11	19	19
Income Tax Provision	—	3	8	5
Income on Discontinued Operations	1	8	11	14

Net Income	$1,092	$1,129	$1,648	$1,385
EBIT (See note 1)	$1,538	$1,678	$2,276	$2,042
Basic Earnings per Share:
Income From Continuing Operations	$2.00	$2.05	$2.99	$2.51
Income on Discontinued Operations	—	0.01	0.02	0.02
Net Income	$2.00	$2.06	$3.01	$2.53

Diluted Earnings per Share:
Income From Continuing Operations	$1.97	$2.00	$2.94	$2.45
Income on Discontinued Operations	—	0.02	0.02	0.03
Net Income	$1.97	$2.02	$2.96	$2.48

Weighted Average Shares Outstanding:
Basic	546.6	547.8	547.3	547.0
Diluted	555.2	559.2	556.3	558.5

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Feb. 28. 2009	As of Aug. 31, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$2,004	$1,613
Trade Receivables, Net	2,171	2,067
Miscellaneous Receivables	616	742
Deferred Tax Assets	411	338
Inventory, Net	3,112	2,453
Assets of Discontinued Operations	—	153
Other Current Assets	156	243
Total Current Assets	8,470	7,609

Property, Plant and Equipment, Net	3,202	3,323
Goodwill	3,035	3,132
Other Intangible Assets, Net	1,411	1,531
Noncurrent Deferred Tax Assets	818	1,000
Long-Term Receivables	544	636
Noncurrent Assets of Discontinued Operations	—	236
Other Assets	513	524
Total Assets	$17,993	$17,991

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$110	$24
Accounts Payable	761	1,090
Income Taxes Payable	540	161
Accrued Compensation and Benefits	254	441
Accrued Marketing Programs	819	754
Deferred Revenues	1,022	867
Grower Production Accruals	308	172
Dividends Payable	145	132
Liabilities of Discontinued Operations	6	26
Miscellaneous Short-Term Accruals	686	772
Total Current Liabilities	4,651	4,439

Long-Term Debt	1,704	1,792
Postretirement Liabilities	562	590
Long-Term Deferred Revenue	518	566
Noncurrent Deferred Tax Liabilities	139	204
Long-Term Portion of Environmental and Litigation Reserve	215	226
Noncurrent Liabilities of Discontinued Operations	—	52
Other Liabilities	600	748
Shareowners’ Equity	9,604	9,374
Total Liabilities and Shareowners’ Equity	$17,993	$17,991

Debt to Capital Ratio:	16%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended Feb. 28, 2009	Six Months Ended Feb. 29, 2008
Operating Activities:
Net Income	$1,648	$1,385
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	270	281
Bad-Debt Expense	49	38
Receipt of Securities from Solutia Settlement	—	(38)
Stock-Based Compensation Expense	55	41
Excess Tax Benefits from Stock-Based Compensation	(12)	(118)
Deferred Income Taxes	2	156
Equity Affiliate (Income) Expense, Net	(9)	3
Acquired In-Process Research and Development	162	1
Gain on Sale of a Business	(6)	—
Other Items	(4)	(52)
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(244)	(505)
Inventory, Net	(972)	(439)
Deferred Revenues	158	603
Accounts Payable and Other Accrued Liabilities	402	673
Net Investment Hedge Settlement	27	(64)
Other Items	(31)	(88)
Net Cash Provided by Operating Activities	1,495	1,877

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	102	59
Capital Expenditures	(461)	(314)
Acquisitions of Businesses, Net of Cash Acquired	(273)	(103)
Purchases of Long-Term Equity Securities	(7)	(78)
Technology and Other Investments	(26)	(16)
Proceeds from Divestiture of a Business	300	—
Other Investments and Property Disposal Proceeds	6	48
Net Cash Required by Investing Activities	(359)	(404)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(73)	(19)
Short-Term Debt Reductions	—	(9)
Short-Term Debt Proceeds	55	—
Long-Term Debt Reductions	(69)	—
Payments on Other Financing	—	(1)
Treasury Stock Purchases	(274)	(121)
Stock Option Exercises	17	82
Excess Tax Benefits from Stock-Based Compensation	12	118
Dividend Payments	(264)	(192)
Net Cash Required by Financing Activities	(596)	(142)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(149)	88
Net Increase in Cash and Cash Equivalents	391	1,419
Cash and Cash Equivalents at Beginning of Period	1,613	866
Cash and Cash Equivalents at End of Period	$2,004	$2,285

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Six Months Ended
	Feb. 28,	Feb. 29,	Feb. 28,	Feb. 29,
	2009	2008	2009	2008
EBIT – Seeds and Genomics Segment	$1,212	$1,077	$1,277	$1,057
EBIT – Agricultural Productivity Segment	326	6011	999	985
EBIT– Total	1,538	1,678	2,276	2,042
Interest Expense (Income) – Net	8	(6)	6	(4)
Income Tax Provision (A)	438	555	622	661
Net Income	$1,092	$1,129	$1,648	$1,385

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on minority interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the second quarter and six months ended Feb. 28, 2009 and Feb. 29, 2008 is included on page 1 of this release.

	Fiscal Year 2009 Guidance	Fiscal Year 2008
Diluted Earnings (Loss) per Share	$4.23-$4.33	$3.62
Solutia Claim Settlement	—	($0.23)
Loss (Income) on Discontinued Operations	($0.02)	($0.04)
In-Process R & D Write-Off Related to the De Ruiter Acquisition	—	$0.29
In-Process R & D Write-Off Related to the Aly	$0.19	—
Diluted Earnings (Loss) per Share from Ongoing Business	$4.40-$4.50	$3.64

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2009 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2009 Guidance	Six Months Ended
		Feb. 28,	Feb. 29,
		2009	2008
Net Cash Provided by Operating Activities	$3,000	$ 1,495	$ 1,877
Net Cash Required by Investing Activities	(1,200)	(359)	(404)
Free Cash Flow	$1,800	$1,136	$1,473
Net Cash Required by Financing Activities	N/A	(596)	(142)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(149)	88
Net Increase in Cash and Cash Equivalents	N/A	$ 391	$1,419
Cash and Cash Equivalents at Beginning of Period	N/A	$1,613	$ 866
Cash and Cash Equivalents at End of Period	N/A	$2,004	$2,285